Exhibit 99.1

China Shenghuo Pharmaceutical Reports Financial Results for the Full Year 2011

KUNMING, China, March 30, 2012 — China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Alternext US: KUN) (“China Shenghuo” or the “Company”), today reported financial results for the year ended December 31, 2011.

Full Year 2011 Highlights

•	Total revenue was approximately $44.2 million, an increase of 35% from approximately $32.7 million for the year 2010.
•	Gross profit as a percentage of revenues was approximately 61.5%, as compared to 65.8 % in 2010.
•	Net income attributable to stockholders was approximately $0.1 million, as compared to approximately $1.2 million for the year ended December 31, 2010.
•	The stockholder’s equity was approximately $2.1 million as of December 31, 2011.

Full Year 2011 Results

Sales: Sales for the year ended December 31, 2011 were approximately $44.2 million, an increase of approximately $11.5 million, or 35%, from approximately $32.7 million for the year ended December 31, 2010. The increase in sales was primarily due to the Company’s main product Xuesaitong’s sales increasing in Tianjin City, Jiangsu, Guangdong and Yunnan Province as Xuesaitong was listed on the PIC list of Tianjin City since the second half year in 2010 and the Company strengthened sales promotion in the provinces and cities where Xuesaitong was listed on their PIC lists, especially Yunnan Province and Tianjin City. The OTC market also contributed part of increase of revenue as the Company also strengthened the OTC market development in 2011.

Cost of sales: Our cost of sales for the year ended December 31, 2011 was approximately $17.0 million, an increase of approximately $5.8 million, or 52%, from approximately $11.2 million for the year ended December 31, 2010. The increase in cost of sales was due to the increase of the sales volume and the purchase price of Sanqi which is the main raw material of our main product Xuesaitong. Although we have started to grow Sanqi within the Resort, we will not be able to harvest until 2014 because it has a three year growth cycle. In addition, the Zhonghuang Hotel began trial operation since January 2011 which has contributed $2.3 million to the increase of cost of sales.

Gross profit: Our gross profit for the year ended December 31, 2011 was approximately $27.2 million as compared with approximately $21.5 million for the year ended December 31, 2010. Gross profit as a percentage of revenues was approximately 61.5% for the year ended December 31, 2011, a decrease of 4.3% from 65.8 % for the year ended December 31, 2010. The decrease in gross profit percentage was primarily due to the increase of cost of sales set forth above.

Selling expenses: Selling expenses were approximately $19.8 million for the year ended December 31, 2011, an increase of approximately $4.1 million, or 26%, from approximately $15.7 million for the year ended December 31, 2010. The primary reason for the increase in selling expenses was due to increase of sales commission to sales representative in line with the sales increment.

We reimburse the sales representatives their selling and marketing expenses when they submit the appropriate documentation to be reimbursed. We reimburse the sales representatives their accrued selling expenses when related accounts receivable are collected.

General and administrative expenses: General and administrative expenses were approximately $5.0 million for the year ended December 31, 2011, an increase of approximately $1.4 million, or 38%, from approximately $3.6 million for the year ended December 31, 2010. The increase was primarily due to the increase of the management’s traveling expenses and conference expenses for expanding our sales channel. In addition, Zhonghuang Hotel began trial operation since January 2011 which has contributed approximately $0.5 million to the increase of general and administrative expense.

Research and development expenses: Research and development expense for the year ended December 31, 2011 was approximately $0.71 million as compared to approximately $0.66 million for the year ended December 31, 2010. The increase was primarily due to the expenditures in 2011 for the Phase I clinical test of Sh1002 in America which amounted to $303,335.

Net other expense: Net other expense, which includes interest income, subsidy income, interest expense, other income and other expense, was approximately $1.5 million for the year ended December 31, 2011 as compared to approximately $0.1 million for the year ended December 31, 2010, an increase of approximately $1.4 million, or 1323%. The increase was mainly due to less subsidy income from provincial government as compared the same period in 2010 and more interest expenses in the 2011.

Income tax benefit (expense): Income tax benefit was $11,765 for the year ended December 31, 2011 as compared to income tax expense $105,764 for the year ended December 31, 2010. The tax benefit was mainly from medicine segment of the Company and the deferred tax assets benefit from accrued expenses and provisions for inventory.

Net income attributable to stockholders: We achieved a net income attributable to stockholders of approximately $0.1 million for the year ended December 31, 2011 as compared to approximately $1.2 million for the year ended December 31, 2010. The decrease in net income attributable to stockholders was primarily due to the decrease of subsidy income and increase of interest expense.

About China Shenghuo

Founded in 1995, China Shenghuo is primarily engaged in the research, development, manufacture, and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently being listed in the 2010 Provincial Insurance Catalogue of sixteen provinces around China. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan.

With the substantial completion of Shenghuo Plaza at the end of 2010, China Shenghuo entered into a new business - the hotel and hospitality business.  Two floors of Shenghuo Plaza are designed to be utilized as 12 Ways Chinese Herbal Beauty Demonstration Center.  The balance of Shenghuo Plaza is used as a business hotel - Zhonghuang Hotel, restaurant and banquet facilities and an entertainment venue.

China Shenghuo is also expanding into the businesses of wellness tourism.  For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Shujuan Wang
Secretary of Board of Directors
+86-871-7282698

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in USD, except shares)

	December 31,
	2011	2010

Assets:
Current assets:
Cash and cash equivalents	$1,247,230	$1,669,387
Restricted cash	794,115	-
Accounts and notes receivable, net	18,076,050	11,531,027
Other receivables, net	4,084,102	4,111,315
Advances to suppliers, net	542,153	580,168
Inventories	2,695,388	2,599,351
Amounts due from related parties	574,899	190,614
Current deferred tax assets	1,394,101	833,568
Other current assets	199,929	208,111
Total current assets	29,607,967	21,723,541

Property, plant and equipment, net	25,873,670	21,069,139
Intangible assets, net	1,473,074	1,432,736
Deposits for long-live assets	1,078,846	754,979
Non-current deferred tax assets	275,677	366,478
Total assets	$58,309,234	$45,346,873

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONT’D)
(Amounts in USD, except shares)

	December 31,
	2011	2010

Liabilities and Equity:
Current liabilities:
Accounts payable	$9,395,483	$8,964,404
Other payables and accrued expenses	11,819,179	9,699,857
Sales representative deposits	6,106,287	4,936,429
Amounts due to related parties	18,414	79,864
Short-term borrowings	15,858,895	5,289,178
Advances from customers	1,090,668	1,158,649
Taxes and related payables	2,255,322	881,506
Current portion of long-term borrowings	6,253,075	6,039,833
Total current liabilities	52,797,323	37,049,720
Long-term borrowings	-	6,251,227
Total liabilities	52,797,323	43,300,947
Commitments and Contingencies
Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized and 19,679,400 shares issued and outstanding	1,968	1,968
Additional paid-in capital	6,014,688	6,193,927
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(5,790,759)	(5,940,439)
Accumulated other comprehensive income	1,743,393	1,638,109
Total stockholder's equity	2,116,313	2,040,588
Non-controlling interest	3,395,598	5,338
Total equity	5,511,911	2,045,926
Total liabilities and equity	$58,309,234	$45,346,873

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Amounts in USD, except shares)

	Years ended December 31,
	2011	2010

Sales	$44,158,182	$32,697,195
Cost of goods sold	16,980,006	11,198,736
Gross profit	27,178,176	21,498,459
Operating expenses:
Selling expenses	19,838,582	15,715,325
General and administrative expenses	5,015,534	3,638,445
Research and development expense	710,361	656,225
	25,564,477	20,009,995
Income from operations	1,613,699	1,488,464
Other income (expenses):
Interest income	11,810	8,325
Subsidy income	536,013	786,916
Interest expense	(1,714,887)	(842,560)
Other income	82,712	247,536
Other expenses	(409,405)	(305,185)
	(1,493,757)	(104,968)
Income before income tax	119,942	1,383,496
Income tax benefit (expense)	11,765	(105,764)
Net income before allocation to non-controlling interests	131,707	1,277,732
Less: net (loss) income attributable to non-controlling interests	(17,973)	60,878
Net income attributable to stockholders	$149,680	$1,216,854
Comprehensive income:
Net income	131,707	1,277,732
Foreign currency translation adjustment	187,150	51,517
Comprehensive income	$318,857	$1,329,249
Comprehensive income attributable to non-controlling interests	63,893	63,333
Comprehensive income attributable to stockholders	254,964	1,265,916
Basic and diluted earnings per share	$0.01	$0.06
Weighted-average number of shares outstanding - basic and diluted	19,679,400	19,679,400

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in USD)

	Years ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net income	$131,707	$1,277,732
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax	(398,459)	58,362
Depreciation and amortization	1,494,985	755,380
Bad debt provision and allowance and inventories write off	380,825	1,786,315
Gain on disposal of fixed assets	-	(103,140)
Change in working capital:
Accounts and notes receivable	(5,980,478)	799,195
Other receivables	233,585	1,234,888
Amounts due from/to related parties	(365,393)	313,278
Advances to suppliers	(88,842)	(168,759)
Inventories	(22,393)	1,164,966
Other current assets	18,351	(186,754)
Accounts payable	(26,097)	1,935,119
Other payables and accrued expenses	1,584,229	(713,701)
Advances from customers	(124,047)	207,968
Sales representative deposits	895,308	(2,277,841)
Taxes and related payables	1,296,310	(242,273)
Net Cash (Used in) Provided by Operating Activities	(970,409)	5,840,735
Cash Flows from Investing Activities:
Purchase of long-lived assets	(2,299,690)	(8,354,461)
Proceeds from disposal of long-lived assets	4,753	317,679
Net Cash Used in Investing Activities	(2,294,937)	(8,036,782)
Cash Flows from Financing Activities:
Increase in restricted cash	(794,115)	-
Contribution from non-controlling interests	-	29,539
Proceeds from borrowings	25,897,076	29,582,155
Payments on borrowings	(22,352,041)	(27,791,252)
Net Cash Provided by Financing Activities	2,750,920	1,820,442
Effect of exchange rate fluctuation on cash and cash equivalents	92,269	58,452
Net decrease in cash and cash equivalents	(422,157)	(317,153)
Cash and cash equivalents at beginning of year	1,669,387	1,986,540
Cash and cash equivalents at end of year	$1,247,230	$1,669,387
Supplemental Information:
Cash paid for interest	$1,540,896	$967,686
Cash paid for income tax	$71,503	$130,229

Non-cash activity:
Contribution from non-controlling interests	3,199,273	-